Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

Cardiokine, Inc. and Subsidiaries
As of September 30, 2011 and for the Nine Months Ended September 30, 2011 and 2010

Cardiokine, Inc. and Subsidiaries

Consolidated Financial Statements

As of September 30, 2011 and for the Nine Months Ended

September 30, 2011 and 2010

Cardiokine, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$32,758,240	$58,101,016
Short-term investments	—	1,051,519
Prepaid expenses and other current assets	82,921	100,809
Income tax receivable	4,938,654	686,363
Deferred income taxes	3,486,066	2,191,435

Total current assets	41,265,881	62,131,142

Property and equipment, net	32,258	95,975

Total assets	$41,298,139	$62,227,117

Liabilities, redeemable preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$711,540	$3,106,645
Accrued expenses	1,370,332	12,398,842

Total current liabilities	2,081,872	15,505,487

Other liabilities	330,462	330,459

Series A redeemable convertible preferred stock, $.001 par value, 37,000,000 shares authorized, 37,000,000 shares issued and outstanding (liquidation preference of $48,093,918 at September 30, 2011)	48,093,918	45,865,772
Series B redeemable convertible preferred stock, $.001 par value, 60,000,000 shares authorized, 50,000,000 shares issued and outstanding (liquidation preference of $64,991,901 at September 30, 2011)	64,991,901	61,986,257
Series B1 redeemable preferred stock, $.001 par value, 60,000,000 shares authorized, none issued or outstanding at September 30, 2011 or December 31, 2010	—	—

Stockholders’ deficit:
Common stock, $.0001 par value, 172,839,076 shares authorized, 7,599,533 shares issued and outstanding at September 30, 2011 and December 31, 2010	760	760
Other comprehensive loss	(106)	(100)
Accumulated deficit	(74,200,668)	(61,461,518)

Total stockholders’ deficit	(74,200,014)	(61,460,858)

Total liabilities, redeemable preferred stock, and stockholders’ deficit	$41,298,139	$62,227,117

See accompanying notes.

Cardiokine, Inc. and Subsidiaries

Consolidated Statements of Operations

	Nine Months Ended September 30,
	2011	2010
Revenue:
Collaboration revenue	$—	$5,487,805
Reimbursement of collaboration costs	—	38,736,664

Total revenue	—	44,224,469

Costs and expenses:
Research and development	10,480,660	42,736,338
General and administrative	2,729,098	1,595,664

Total operating expenses	13,209,758	44,332,002

Loss from operations	(13,209,758)	(107,533)

Interest income	18,412	20,416

Loss before income taxes	(13,191,346)	(87,117)
Income tax benefit	(5,439,348)	(25,179)

Net loss	(7,751,998)	(61,938)
Deemed dividend and accretion to redemption value of preferred stock	(5,223,790)	(5,272,386)

Net loss attributable to common stockholders	$(12,975,788)	$(5,334,324)

See accompanying notes.

Cardiokine, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Loss) Income	Deficit	Deficit

Balance at December 31, 2009	37,000,000	$42,860,614	50,000,000	$57,942,254	7,599,533	$760	$—	$(2,998)	$(99,878,682)	$(99,880,920)
Compensation expense – stock options							359,940			359,940
Accretion of Series A and Series B Preferred Stock and accrued dividends		3,005,158		4,044,003			(359,940)		(6,689,221)	(7,049,161)
Net income									45,106,385	45,106,385
Other comprehensive income:
Unrealized gain on available-for-sale securities								2,898		2,898

Total comprehensive income										45,109,283

Balance at December 31, 2010	37,000,000	45,865,772	50,000,000	61,986,257	7,599,533	760	—	(100)	(61,461,518)	(61,460,858)
Compensation expense – stock options							246,638			246,638
Accretion of Series A and Series B Preferred Stock and accrued dividends		2,228,146		3,005,644			(246,638)		(4,987,152)	(5,233,790)
Net loss									(7,751,998)	(7,751,998)
Other comprehensive income:
Unrealized gain on available-for-sale securities								(6)		(6)

Total comprehensive income										(7,752,004)

Balance at September 30, 2011	37,000,000	$48,093,918	50,000,000	$64,991,901	7,599,533	$760	$—	$(106)	$(74,200,668)	$(74,200,014)

See accompanying notes.

Cardiokine, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2011	2010
Operating activities
Net loss	$(7,751,998)	$(61,938)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	63,717	106,142
Stock-based compensation expense	246,638	278,725
Deferred income taxes	(1,294,631)	(226,523)

Changes in operating assets and liabilities:
Receivable from the Partner	—	4,158,649
Prepaid expenses and other current assets	17,888	565,869
Income tax receivable	(4,252,291)	—
Accounts payable and accrued expenses	(13,423,615)	1,568,083
Other liabilities	3	(11,243)
Deferred revenue	—	(5,487,805)

Net cash (used in) provided by operating activities	(26,394,289)	899,959

Investing activities
Sale of short-term investments	1,051,513	11,090,122
Purchase of property and equipment	—	(26,945)

Net cash provided by investing activities	1,051,513	11,063,177

Net (decrease) increase in cash and cash equivalents	(25,342,776)	11,953,136
Cash and cash equivalents, beginning of period	58,101,016	20,595,998

Cash and cash equivalents, end of period	$32,758,240	$32,549,134

Supplemental disclosures of cash flow information
Cash paid for income taxes	$7,418,000	$298,500

Accretion of preferred stock and accrued dividends	$5,233,790	$5,272,386

See accompanying notes.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011

1. Organization and Nature of Operations

Cardiokine, Inc. (the Company) was incorporated in Delaware on May 13, 2003, and commenced operations in March 2004. The Company was formed to develop and market pharmaceuticals for the treatment and prevention of heart failure and related cardiovascular indications, initially based on intellectual property in-licensed from a third party.

In July 2007, the Company formed a wholly owned subsidiary, Cardiokine Biopharma, LLC (Cardiokine Biopharma), as a Delaware limited liability company. Cardiokine Biopharma began operations concurrent with the closing of the Collaboration and License Agreement (the Collaboration Agreement) between the Company and Biogen Idec MA, Inc. (the Partner) on August 1, 2007. The Company assigned, delegated and transferred, and Cardiokine Biopharma accepted and assumed, all of the Company’s right, title and interest in and to various assets and liabilities associated with the Company’s lixivaptan business. Cardiokine Biopharma operates with the purpose of developing lixivaptan.

The Company formed a wholly owned subsidiary in Ireland on June 23, 2006. There has been no significant activity in this subsidiary since its inception.

On December 28, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cornerstone Therapeutics Inc. (“Cornerstone”); Cohesion Merger Sub, Inc., a wholly owned subsidiary of Cornerstone; and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the indemnification representative of the Company’s security holders. On December 30, 2011, the merger contemplated by the Merger Agreement (the “Merger”) was completed. See Note 14 for additional details regarding the Merger.

The Company previously had offices in Philadelphia, Pennsylvania which were closed in connection with the Merger.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany account balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The accompanying unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of these financial statements. The consolidated balance sheet at December 31, 2010 has been derived from the Company’s audited consolidated financial statements for the year ended December 31, 2010, and these financial statements should be read in connection with those financial statements.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2010.

Operating results for the nine-month periods ended September 30, 2011 and 2010 are not necessarily indicative of the results for the full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 2011, the Company had substantially all of its operating cash in U.S. government agency funds and bank deposit accounts.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Short-Term Investments

The Company classifies investments as available-for-sale or held-to-maturity at the time of purchase and reevaluates such designation as of each balance sheet date. Securities are classified as held-to-maturity when the Company has the positive intent and the ability to hold the securities until maturity. Held-to-maturity investments are recorded at amortized cost, adjusted for the accretion of discounts or premiums. Discounts or premiums are accreted into interest income over the life of the related investment using the straight-line method, which approximates the effective-yield method. Dividend and interest income are recognized when earned. Investments not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized gains or losses included as a separate component of stockholders’ deficit.

Fair Value of Financial Instruments

The carrying values of financial instruments, including cash and cash equivalents, short-term investments, receivable from the Partner, accounts payable and accrued expenses approximate their fair value due to the short-term nature of those instruments.

Property and Equipment

Property and equipment include computers, office equipment, leasehold improvements, and purchased software. Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets, generally two to five years, using the straight-line method. Leasehold improvements are amortized over the estimated useful lives of the assets or related lease terms, whichever is shorter.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of September 30, 2011 and December 31, 2010, management believes that no modification of the remaining useful lives or write-down of long-lived assets is required.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Revenue Recognition

License fees received under the Collaboration Agreement are deferred and recognized ratably over the period to the earliest patent expiration date. Milestone revenue is recognized when the milestone is achieved.

Revenues derived from reimbursements of costs associated with the Collaboration Agreement were recorded in accordance with Financial Accounting Standards Board (FASB) accounting guidance for reporting revenue gross versus net. In transactions where the Company acted as a principal, had discretion to choose suppliers, bore credit risk and performed part of the services required in the transaction, the Company believes it has met the criteria to record revenue for the gross amount of the reimbursements. The Company recognized revenue for collaboration costs which were subsequently reimbursed by the Partner as those costs were incurred.

Research and Development Costs

Costs to develop the Company’s products are expensed as incurred. Assets acquired that are used for research and development and have no future alternative use are expensed as research and development.

The Company has historically contracted with clinical research organizations (CROs) to facilitate, coordinate and perform agreed-upon research and development services. To ensure that research and development costs are expensed as incurred, monthly accruals for clinical trials and preclinical testing costs are recorded based on the work performed under the contract.

CRO contracts generally include pass-through fees. Pass-through fees include, but are not limited to: regulatory expenses, investigator fees, travel costs, and other miscellaneous costs, including shipping and printing fees. The Company expenses the costs of pass-through fees under its CRO contracts as they are incurred, based on the best information available at the time. The estimates of the pass-through fees incurred are based on the amount of work completed for the clinical trial and are monitored through correspondence with the CROs, internal reviews and a review of contractual terms. The factors utilized to derive the estimates include the number of patients enrolled, duration of the clinical trial, estimated patient attrition, screening rate and length of the dosing regimen.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentration of credit risks consist primarily of cash and cash equivalents, marketable securities, and receivables from the Partner. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed federally insured limits and investment accounts which are not insured. The Company has not experienced any losses in such accounts.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

Tax benefits from uncertain tax positions are recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized.

Comprehensive Income

In accordance with FASB accounting guidance, components of other comprehensive income, including unrealized gains and losses on available-for-sale securities, are included as part of total comprehensive income. To date, the Company’s other comprehensive income has consisted of unrealized gains and losses on available-for-sale securities.

Stock-Based Compensation

The fair value of the Company’s common stock, underlying stock options granted since inception, was determined by the board of directors. In the absence of a public trading market of the Company’s common stock, the Company was required to estimate the fair value of the Company’s common stock at each option grant date. The Company’s board considers numerous objective and subjective factors to determine common stock fair market value at each option grant date, including but not limited to the following factors:

•	Arm’s length private transactions involving the Company’s preferred stock all with superior rights and preferences to the Company’s common stock;

•	Financial and operating performance;

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

•	Market conditions;

•	Developmental milestones achieved; and

•	Business risks

The Company measures and recognizes compensation expense for all employee stock-based payments at fair value, net of estimated forfeitures, over the vesting period of the underlying share-based awards. In addition, the Company accounts for stock-based compensation to nonemployees in accordance with the FASB accounting guidance for equity instruments that are issued to other than employees.

Determining the appropriate fair value of share-based payment awards requires the input of subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The Company uses the Black-Scholes option-pricing model to value its stock option awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different in the future. Since the Company is not public and it does not have sufficient historical volatility for the expected term of its options, it uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants.

The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as an adjustment in the period in which estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards and historical experience.

Shares issued as a result of exercise of stock options are taken from those authorized but not yet issued.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued guidance to achieve a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRSs”). This guidance is effective for fiscal years beginning after December 15, 2011. Implementation of this standard is not expected to have a material impact on the Company’s consolidated balance sheet and results of operations.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Collaboration Agreement

On August 1, 2007, the Company executed the Collaboration Agreement whereby the Company and the Partner agreed to collaborate in the development and commercialization of its compound known as lixivaptan which is currently in the clinical stage of development. As required under the Collaboration Agreement, the Company assigned, delegated and transferred, and Cardiokine Biopharma accepted and assumed, all of the Company’s right, title and interest in and to various assets and liabilities associated with the Company’s lixivaptan business. Pursuant to the terms of the Collaboration Agreement, the Partner paid to the Company a nonrefundable license fee of $50 million. In August 2009, the Partner paid to the Company a nonrefundable milestone of $20 million.

Under the terms of the Collaboration Agreement, the Partner was responsible for the global commercialization of lixivaptan and Cardiokine Biopharma had an option for limited co-promotion in the United States. The Collaboration Agreement also provided for potential future payments to Cardiokine Biopharma upon the achievement of certain clinical and regulatory milestones, as well as royalties on commercial sales of lixivaptan if and when it was approved for commercial sale.

In connection with activities under the Collaboration Agreement, the Company received reimbursements on a quarterly basis for development costs incurred by the Company so that the Company bore the requisite percentage of development costs specified in the Collaboration Agreement. Total reimbursements from the Partner in 2010 were approximately $38.7 million. Development costs of $560,759 were charged to the Company by the Partner in 2010. No reimbursements from the Partner or charges of development costs by the Partner occurred in 2011.

In October 2010, the Company and the Partner agreed to terminate the collaboration for the development of lixivaptan effective November 1, 2010. Under the terms of the agreement, the Partner funded its share of the development costs through the effective date and made a final payment of $25 million to the Company. The final payment was made in October 2010. The termination triggered the return of all rights to lixivaptan to the Company.

4. Short-Term Investments and Financial Instruments

Short-term investments consist of U.S. Treasury Bills and short-term certificates of deposit that individually are less than $250,000 each and are insured by the Federal Deposit Insurance Corporation. Due to the designation of these investments as available-for-sale, unrealized gains and losses have been included as a component of other comprehensive income in the accompanying consolidated financial statements. Income generated from short-term investments is recorded as interest income. As of September 30, 2011, the investments are classified as short term as the dates to maturity of such instruments are less than one year.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Fair value measurements are required to be classified and disclosed in one of the following three categories:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 – Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•	Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about each major category of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2011:

	Fair Value Measurement at Reporting Date Using
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$32,758,240	$—	$—	$32,758,240
Short-term investments	—	—	—	—

Total	$32,758,240	$—	$—	$32,758,240

The following fair value hierarchy table presents information about each major category of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	Fair Value Measurement at Reporting Date Using
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$57,638,437	$462,579	$—	$58,101,016
Short-term investments	—	1,051,519	—	1,051,519

Total	$57,638,437	$1,514,098	$—	$59,152,535

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Property and Equipment

Property and equipment consist of the following:

	Estimated Useful Lives	September 30, 2011	December 31, 2010

Office equipment	5 years	$44,302	$44,302
Furniture	2 years	169,812	169,812
Computer equipment	2 years	46,731	162,658
Leasehold improvements	3 years	148,662	148,662
Software	3 years	143,148	143,149

		552,655	668,583
Less accumulated depreciation and amortization		(520,397)	(572,608)

		$32,258	$95,975

Depreciation and amortization expense was $63,717 and $106,142 for the nine months ended September 30, 2011 and 2010, respectively.

6. Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2011	December 31, 2010

Accrued compensation and benefits	$881,469	$1,385,114
Accrued professional fees	177,237	109,497
Accrued contract costs	186,626	2,936,442
Income taxes payable	—	7,229,591
Other accrued taxes	—	253,313
Other accrued expenses	125,000	484,885

Total accrued expenses	$1,370,332	$12,398,842

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Income Taxes

Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect for the year in which the differences are expected to affect taxable income.

The following table sets forth the components of the income tax provision (benefit):

	Nine Months Ended September 30
	2011	2010
Current:
Federal	$(4,144,717)	$—
State	—	—
Deferred:
Federal	(1,294,631)	(19,290)
State	—	(5,889)

Total income tax provision	$(5,439,348)	$(25,179)

The following table sets forth a reconciliation of the income tax provision at the federal statutory rate to the recorded income tax provision:

	Nine Months Ended September 30
	2011	2010

Income taxes at U.S. statutory rate	35.0%	35.0%
State and local income tax, net of federal benefit	6.5	6.5
Permanent differences	(0.5)	(12.6)
Research and development tax credits	1.7	—
Change in valuation allowance	(1.5)	—

Total income tax provision	41.2%	28.9%

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following table sets forth the components of deferred income taxes:

	September 30,	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$2,448,875	$1,482,126
Deferred revenue	3,181,704	3,915,943
Research tax credits	960,966	—
Stock compensation expense	—	110,143
Intangible assets	85,115	94,091
Other	29,230	29,230

Total deferred tax assets	6,705,890	5,631,533
Less valuation allowance	(3,219,824)	(3,440,098)

Total net deferred tax asset	$3,486,066	$2,191,435

At September 30, 2011, the Company had net operating loss carryforwards for state income tax purposes of approximately $37.7 million, which begin to expire in 2025. Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company has performed an analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change. It was determined that a change in ownership occurred on March 16, 2004. However, the annual limitation imposed under Section 382 was greater than the pre-ownership change net operating loss carryforward, resulting in no effect to the Company’s deferred tax assets.

In connection with the Merger (see Note 14), Cornerstone recorded a valuation allowance against certain of the Company’s deferred tax assets in consideration of Section 382 and 383 of the Internal Revenue Code.

At September 30, 2011, a valuation allowance of $3.2 million was recorded to partially offset the net deferred tax asset. The change in the valuation allowance for the nine months ended September 30, 2011 was approximately $0.2 million.

As of September 30, 2011, the total gross amount of reserves for income taxes, reported in the accompanying consolidated balance sheet, was $330,000. Any prospective adjustments to reserves for income taxes will be recorded as an increase or decrease to the provision for income

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

taxes and would impact the Company’s effective tax rate. In addition, the Company accrues interest related to reserves, and any associated penalties, for income taxes in the provision for income taxes.

The Company is subject to audit by the Commonwealth of Pennsylvania for tax years 2010.

8. Redeemable Convertible Preferred Stock

The authorized, issued, and outstanding shares of the Company’s convertible preferred stock as of September 30, 2011 were as follows:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Per Share	Aggregate Liquidation Preference

Series A Preferred Stock	37,000,000	37,000,000	$1.00	$48,093,918
Series B Preferred Stock	60,000,000	50,000,000	$1.00	64,991,901
Series B1 Preferred Stock	60,000,000	—

	157,000,000	87,000,000		$113,085,819

The aggregate liquidation preference amount would not be affected by changes to the fair value of the preferred stock.

Series A Redeemable Convertible Preferred Stock

During 2005, the Company issued 26,428,571 shares of Series A redeemable convertible preferred stock (Series A) in accordance with the second and third closings of the Series A Preferred Stock Purchase Agreement for $26,416,447, net of issuance costs of $12,124. During 2004, the Company issued 10,571,429 shares of Series A for $10,207,216, net of issuance costs of $364,213. The carrying value of Series A is being accreted to its redemption value on a straight-line basis to its earliest redemption date.

Series B Redeemable Convertible Preferred Stock

The Company received an aggregate of $50,000,000 in exchange for the issuance of 50,000,000 shares of Series B redeemable convertible preferred stock (Series B) on April 26, 2006. The Series B preferred stock was recorded net of issuance costs of $220,017, with the carrying value being accreted to its redemption value on a straight-line basis to its earliest redemption date.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Series B1 Redeemable Preferred Stock

Concurrent with the issuance of Series B, the Company authorized 60,000,000 shares of Series B1 Preferred Stock. No shares of this class have been issued.

Preferred Stock Voting

As of September 30, 2011, preferred stockholders were entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock was convertible, subject to certain protective provisions and other class voting rights.

Preferred Stock Dividends

As of September 30, 2011, the holders of Series A and Series B preferred stock were entitled to receive cumulative dividends at the rate of 8% of the applicable purchase price per share per annum in preference to any dividends declared on the common stock, with dividends accruing quarterly regardless of whether the Board has declared a dividend or whether there are any profits, but are payable only when declared by the Board or upon an initial public offering, a liquidity event, redemption, or conversion. On December 31, 2007, the Board declared a dividend of $50 million. Dividends of $21,821,309 and $25,359,880, including cumulative dividends of $8,034,286 and $6,728,768, were paid to the Series A and Series B stockholders, respectively. At September 30, 2011, dividends totaling $11,093,918 and $14,991,781 have been accrued for Series A and Series B preferred stock, respectively.

Redemption Rights

Based on the Company’s certificate of incorporation in effect at September 30, 2011, at any time on or after April 26, 2011, the holders of a “Special Majority,” voting as a class, may require the Company to redeem all the outstanding shares of preferred stock for an amount equal to the original purchase price per share plus accrued but unpaid dividends. Special Majority is defined as a majority of all the preferred stockholders voting together as a single class, which majority includes at least one of the two larger Series A preferred stockholders and at least one of the two larger Series B preferred stockholders.

On May 6, 2011, certain Series A and Series B preferred stockholders comprising a Special Majority waived their rights to exercise the redemption rights at any time prior to January 1, 2012.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Liquidation Preference

Based on the provisions of the Company’s certificate of incorporation as in effect on September 30, 2011, in the event of a liquidity event (liquidation, winding up, or a sale, merger, or reorganization in which the stockholders of the Company do not remain in voting control of the successor entity), the holders of Series B preferred stock were entitled to receive, in preference to the Series A preferred stock or the common stock, an amount equal to the original purchase price per share plus any accrued but unpaid dividends thereon. After payment of the Series B preferred stock liquidation preference, the holders of Series A preferred stock were entitled to receive, in preference to the common stock, an amount equal to the original purchase price per share plus any accrued but unpaid dividends thereon. After payment of these preferential amounts, the Series A and Series B preferred stock would participate on an as-converted basis with other holders of common stock.

Conversion

Based on the provisions of the Company’s certificate of incorporation as in effect on September 30, 2011, holders of preferred stock were entitled at any time to convert their preferred stock into common stock for that number of shares of common stock determined by dividing the original purchase price per share plus any accrued but unpaid dividends by the conversion price then in effect, which at September 30, 2011 was equal to the original purchase price. If the Company issues additional stock at a price less than what was paid by the Series B stockholders, certain antidilution rights would have gone into effect. Additionally, the preferred stock would have converted automatically: (i) immediately prior to the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock, which results in aggregate net proceeds to the Company of at least $40,000,000 and a per share price of at least $3.00 (appropriately adjusted for any stock dividend, stock split, or recapitalization); or (ii) the date specified by written consent or agreement of a Special Majority of the preferred stockholders.

9. Common Stock and Stockholders’ Deficit

Common Stock

As of September 30, 2011, the Company was authorized to issue 172,839,076 shares of common stock.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Dividend

On December 31, 2007, the Board declared and the Company paid a dividend of $50 million. After payment of the cumulative and participating preferred stock dividends, holders of common stock received a dividend of $2,818,811.

Stock Option Plan

In March 2004, the Company’s Board of Directors and stockholders approved the Company’s 2004 Stock Incentive Plan (the 2004 Plan). The 2004 Plan provides for the granting of options to purchase shares of the Company’s common stock, and the direct issuance of common stock, to key employees, advisors, and consultants at a price not less than the fair market value at the date of grant tied to the value of such common stock.

The 2004 Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of the Company’s business and is administered by the Board of Directors or a committee consisting of members of the Board. The maximum number of shares of common stock reserved for issuance under the 2004 Plan is 10,308,250. The maximum term of the options granted is 10 years.

Options previously granted pursuant to the 2004 Plan generally vested 25% after the first year, with the remaining 75% vesting monthly over the next three years, or, for nonemployees, monthly over the term of the related agreement. Shares of common stock may be issued under the 2004 Plan either as fully vested shares or in accordance with a vesting schedule as specified by the Board.

In December 2009, the Company granted 1,028,835 performance-based stock options to employees. These performance options have exercise prices equal to the fair value of the Company’s stock at the grant date. Vesting of the performance options is dependent upon certain performance conditions, including certain strategic transactions as defined in the option agreement. Stock-based compensation expense for these options was required to be recorded when management estimates that the vesting of these options is probable. Any change in these estimates would result in a cumulative adjustment in the period in which the estimate is changed, so that as of the end of a period, the cumulative compensation expense recognized for an award or grant equals the amount that would be recognized on a straight-line basis as if the current estimate had been utilized since the beginning of the service period.

Under FASB accounting guidance for stock compensation, the Company recorded stock-based compensation expense of $246,638 ($106,739 recorded in research and development expenses and $139,899 recorded in general and administrative expenses) and $278,725 ($128,857 recorded in research and development expenses and $149,868 recorded in general and administrative expenses) for the nine months ended September 30, 2011 and 2010, respectively.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company has historically used the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The fair value of stock option awards is amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Expected volatility is based on reported data for selected reasonably similar (or guideline) publicly traded companies for which historical information was available. The Company will continue to use the guideline peer group volatility information until historical volatility of the Company is relevant to measure expected volatility for future option grants. The Company has assumed a forfeiture rate of 25% based on historical experience, and would record additional expense if the actual forfeiture rate is lower than estimated or a recovery of prior expense if the actual forfeiture rate is higher than estimated.

The assumed dividend yield is based on the Company’s expectation of not paying dividends in the foreseeable future. The risk-free interest rate is determined by reference to implied yields available from the one-year U.S. Treasury securities with a remaining term equal to the expected life assumed at the date of grant. The assumptions used in the Black-Scholes option-pricing model are:

	2011	2010

Risk-free interest rate	0.21%	0.21%
Dividend yield	0.00%	0.00%
Expected life	1.0 years	1.0 years
Volatility	57.1%	57.1%

There were 134,000 stock options granted during the nine months ended September 30, 2011, with a weighted-average fair value of approximately $0.10 per share.

The total remaining unrecognized compensation costs related to unvested stock options was approximately $529,000 as of September 30, 2011, amortizable over the weighted-average remaining service period of 1 year.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies

License Arrangement

The Company entered into an exclusive license agreement on March 15, 2004, with Wyeth, acting through its Wyeth Pharmaceuticals Division, for the rights to research, develop, manufacture, and commercialize the compound known as lixivaptan. On February 6, 2008, the Company, through its wholly owned subsidiary Cardiokine Biopharma, entered into an amendment of its license agreement with Wyeth to buy out the royalty and milestone payments due in exchange for a $15 million nonrefundable payment, plus two future payments that are contingent upon the achievement of two milestone events. The first payment of $15 million was made in February 2008 and was included in research and development expense.

In the event the Company also pays both contingent payments to Wyeth, then the license granted to the Company by Wyeth shall be perpetual, irrevocable, nonterminable and fully paid-up, and no future milestone or royalty payments will be required.

This license agreement was amended in connection with the transaction with Cornerstone on December 30, 2011. Purchase Consideration up to the first $20 million is payable to Wyeth in settlement for the buyout.

11. Related Party Transactions

The Company incurred fees to a founder, stockholder, and former director of approximately $50,000 for the nine months ended September 30, 2010, under the provisions of a consulting agreement. No fees were incurred for the nine months ended September 30, 2011.

12. Leases

The Company entered into an operating lease in March 2005 and amendments in October 2009 and August 2011 for the extension of the original space and for additional space for its corporate facilities in Philadelphia, Pennsylvania. The August 2011 amended lease expires in 2012. Future minimum lease commitments are $80,500 for the year ending December 31, 2012.

Rent expense was $170,379 and $190,566 for the nine months ended September 30, 2011 and 2010, respectively.

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Benefit Plan

In October 2004, the Company established a 401(k) plan (the Plan) covering all eligible employees. As of September 30, 2011, the Company had elected not to match any of the employees’ contributions to the Plan. The 401(k) plan was terminated in January 2012 in connection with the Merger.

14. Subsequent Events

Subsequent events have been evaluated through March 15, 2012, which is the date the financial statements were available to be issued.

On December 28, 2011, the Company entered into the Merger Agreement.

On December 29, 2011, the Company filed a new drug application (“NDA”) for its lixivaptan compound to be used, if approved, to treat hyponatremia. The application was accepted by the Food and Drug Administration on February 27, 2012.

On December 30, 2011, the Merger was completed. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock and preferred stock was converted into the right to receive the consideration payable or that may become payable to holders of the applicable class of stock under the Merger Agreement. In addition, each outstanding stock option issued under the 2004 Plan was canceled and converted into the right to receive the consideration that may become payable to option holders under the Merger Agreement. Following the completion of the Merger, the Company became a wholly owned subsidiary of Cornerstone, with Cornerstone owning all 100 shares of the Company’s authorized, issued and outstanding common stock.

In connection with the completion of the Merger, the Company’s stockholders received the remaining cash on hand at closing, less the amount of a $2.7 million escrow fund established by the Company out of its cash on hand to secure the Cornerstone’s indemnification rights pursuant to the Merger Agreement. Cornerstone assumed approximately $2.0 million of the Company’s current liabilities.

In addition, pursuant to the Merger Agreement, Cornerstone agreed to pay consideration consisting of each of the following: (1) $1.0 million paid shortly following closing; (2) either $7.0 million or $8.5 million if the Company’s pending NDA for its lixivaptan compound, CRTX 080, is approved for sale by the FDA; (3) up to $147.5 million based on the achievement of certain sales related milestones ($7.5 million at $75 million, $15 million at $150 million, $25 million at $250 million and $100 million at $500 million, each payable at the first time the annual sales reach the

Cardiokine, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

relevant milestone); (4) quarterly earnout payments of 8% or 12% of net sales of the approved product, with such rate being dependent upon the scope of the labeling which the FDA may approve for the product; and (5) one-half of any proceeds realized from the license of the approved product outside the United States (collectively, the “Purchase Consideration”). Purchase Consideration paid by Cornerstone will be paid first to Wyeth, in satisfaction of the Company’s license payment obligations to Wyeth, until Wyeth has been paid a total of $20,000,000. Thereafter, any further Purchase Consideration will be paid in accordance with the Merger Agreement to certain other parties for which obligations existed and then directly to the Company’s former security holders.